TNP ENTERPRISES, INC. AND SUBSIDIARIES    Exhibit 23


                     Independent Auditors' Consent

The Board of Directors
TNP Enterprises, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of TNP Enterprises, Inc. of our report dated January 27, 1995, relating to the consolidated balance sheets and statements of capitalization of TNP Enterprises, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, common stockholders' equity and redeemable cumulative preferred stock, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994, annual report on Form 10-K of TNP Enterprises, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Our report includes an explanatory paragraph that states that uncertainties exist with respect to the regulatory treatment of the income tax benefits of the regulatory disallowances recognized in 1994, as discussed in note 8 to the consolidated financial statements. The ultimate outcome of this matter cannot presently be determined. Accordingly, no provision for any loss that may ultimately be required upon resolution of this matter has been made in the consolidated financial statements.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. As discussed in note 6, the Company also adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions in 1993.



                                             KPMG Peat Marwick LLP


Fort Worth, Texas
April 27, 1995

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